Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. (“Harvest”) of our report dated March 1, 2013, except for the matters indicated in Note 26 whose dates are March 4, July 1, and December 30, 2013, relating to the financial statements of Petrodelta, S. A. at December 31, 2012 presented in accordance with International Reporting Standards, which appears in Harvest’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on or about February 4, 2014.

By PGFA Perales, Pistone & Asociados

/s/ José G. Perales S.

José G. Perales S.

Valencia, Venezuela

February 4, 2014